Exhibit 4.16

SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of February 7, 2007, among RBS GLOBAL, INC., a Delaware corporation ( “RBS Global”), REXNORD LLC f/k/a Rexnord Corporation, a Delaware limited liability company (“Rexnord” and, together with RBS Global, the “Issuers”), the existing guarantors listed on Annex A hereto (the “Existing Guarantors”), the new guarantors listed on Annex B hereto (the “New Guarantors” and, together with the Existing Guarantors, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuers and the Existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 21, 2006, providing for the issuance of the Issuers’ 11 3/4% Senior Subordinated Notes due 2016 (the “Notes”), initially in the aggregate principal amount of $300,000,000, as supplemented by that first supplemental indenture dated July 21, 2006;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Issuers’ Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with all Existing Guarantors, to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Articles 11 and 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers and the Guarantors. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

7. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

RBS GLOBAL, INC.

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Secretary

REXNORD LLC

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Exec. V.P., Chief Financial Officer and Secretary

THE FALK SERVICE CORPORATION
PT COMPONENTS, INC.
RBS ACQUISITION CORPORATION
RBS CHINA HOLDINGS, L.L.C.
REXNORD INDUSTRIES, LLC
REXNORD INTERNATIONAL INC.
W.M. BERG INC.
PRAGER INCORPORATED

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Secretary

JACUZZI BRANDS, INC.
KRIKLES, INC.
KRIKLES CANADA U.S.A. INC.
KRIKLES EUROPE U.S.A. INC.
OEI, INC.
OEP, INC.
USI ATLANTIC CORP.
ZURCO, INC.
ZURN (CAYMAN ISLANDS), INC.
ZURN PEX, INC.
ENVIRONMENTAL ENERGY COMPANY
HL CAPITAL CORP.
ZURNACQ OF CALIFORNIA, INC.
ZURN CONSTRUCTORS, INC.
SANITARY-DASH MANUFACTURING CO., INC.
ZURN INDUSTRIES INC.
ZURN EPC SERVICES, INC.

By:	/s/ Steven Barre
Name:	Steven Barre
Title:	Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Timothy Mowdy
Name:	Timothy Mowdy
Title:	Authorized Secretary

Annex A

THE FALK SERVICE CORPORATION, a Delaware corporation

PT COMPONENTS, INC., a Delaware corporation

RBS ACQUISITION CORPORATION, a Delaware corporation

RBS CHINA HOLDINGS, L.L.C., a Delaware corporation

REXNORD INDUSTRIES, LLC, a Delaware corporation

REXNORD INTERNATIONAL INC., a Delaware corporation

W.M. BERG INC., a Delaware corporation

PRAGER INCORPORATED, a Louisiana corporation

Annex B

JACUZZI BRANDS, INC., a Delaware corporation

KRIKLES, INC., a Delaware corporation

KRIKLES CANADA U.S.A. INC., a Delaware corporation

KRIKLES EUROPE U.S.A. INC., a Delaware corporation

OEI, INC., a Delaware corporation

OEP, INC., a Delaware corporation

USI ATLANTIC CORP., a Delaware corporation

ZURCO, INC., a Delaware corporation

ZURN (CAYMAN ISLANDS), INC., a Delaware corporation

ZURN PEX, INC., a Delaware corporation

ENVIRONMENTAL ENERGY COMPANY, a California corporation

HL CAPITAL CORP., a California corporation

ZURNACQ OF CALIFORNIA, INC., a California corporation

ZURN CONSTRUCTORS, INC., a California corporation

SANITARY-DASH MANUFACTURING CO., INC., a Connecticut corporation

ZURN INDUSTRIES INC., a Pennsylvania corporation

ZURN EPC SERVICES, INC., a Washington corporation